NEWS RELEASE
October 21, 2004

For Immediate Release

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue P.O. Box 3 Kankakee, IL 60901-0003	Fax:	(815) 937-4440 (815) 937-3674

For more information contact:
James M. Lindstrom
Chief Financial Officer

UCENTRUE FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER RESULTS

UBOARD OF DIRECTORS ANNOUNCES SHARE REPURCHASE PROGRAM

Kankakee, Illinois.....(October 21, 2004) Centrue Financial Corporation (AMEX:CFF), today announced net income of $1.2 million ($0.50 per diluted share) for the third quarter of 2004 compared to $823,000 ($0.44 per diluted share) for the comparable 2003 period. Net income for the third quarter of 2004 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 0.81% and 11.86%, compared to 0.64% and 10.54%, for the comparable 2003 period.

The Company also announced a share repurchase program of up to 20%, or approximately 500,000 shares of its outstanding stock. The program was approved through December 31, 2005 by the Company’s Board of Directors after the expiration of the Company’s previous share repurchase program. Under the previous plan, the Company repurchased 189,500 shares of stock.

For the nine months ended September 30, 2004, the Company reported net income of $3.3 million ($1.29 per diluted share) compared to $691,000 ($0.35 per diluted share) in 2003. Net income for the first nine months of 2004 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 0.71% and 9.87% compared to 0.18% and 2.72% for the comparable 2003 period.

“During the past year, we have concentrated our efforts on improving our profitability profile,” commented Thomas A. Daiber, Chief Executive Officer. He continued, “Several experienced commercial bankers have joined the Centrue team because of our regional banking philosophy and forward momentum. We also reduced headcount, redeployed capital into higher earning assets and introduced products to improve our fee income, such as the Bounce protection program. Our interest rate philosophy on deposits also evolved to better reflect our profitability goals and lower our cost of funds. As a result of these initiatives and several others, we increased net income by 50% over the past twelve months and improved our net interest margin from 3.08% in the third quarter of 2003 to 3.47% in the third quarter of 2004. Our return on equity for the quarter hit 11.86%, slightly under our year end goal of 12%. Asset quality has also improved, as evidenced by an 11% decrease in non-performing assets from the second quarter of 2004. Our focus for the remainder of 2004 will be to improve our primary profitability and asset quality measures, and leverage our capital through share repurchases.”

UThird Quarter Results

For the third quarter of 2004, the Company reported net income of $1.2 million ($0.50 per diluted share) compared to $823,000 ($0.44 per diluted share) in 2003, an increase of $410,000 (49.8%). The increase was primarily due to a $1.1 million (30.6%) increase in net interest income and a decrease in income tax expense of $72,000 (12.5%), partially offset by an increase in noninterest expense of $802,000 (22.9%)

Primarily as a result of an increase in average interest earning assets, net interest income increased to $4.8 million or $1.1 million (30.6%) more than in 2003. The increase was also due to an increase in net interest margin to 3.47% in 2004’s third quarter from 3.08% in the third quarter of 2003. The increase in the net interest margin was primarily a result of the Company’s sensitivity to increased interest rates and initiatives that were implemented throughout the first and second quarters of 2004 and have continued through the third quarter of 2004. Lower earning assets, such as federal funds sold, were replaced with higher yielding tax-advantaged investments and commercial loans. In addition, the Company’s cost of funds decreased due to an increase in non-interest bearing demand deposit accounts as a percentage of total deposits and a reduction in the percentage of certificates of deposit to total deposits from 55.5% at December 31, 2003 to 51.5% at September 30, 2004.

Noninterest income of $1.6 million increased by $55,000 (3.6%) from the comparable 2003 period. Noninterest income for 2003 included fee income of $373,000 related to the revaluation of mortgage servicing rights. The increase in noninterest income was partially due to the implementation of a new overdraft protection program that began in June of 2004. As a result, fee income in the quarter increased $177,000 (16.6%) from the same period in 2003. Excluding the revaluation of mortgage servicing rights in 2003, the Company’s fee income increased $550,000 in the third quarter of 2004 compared to the 2003 period. This increase was offset by a decrease in other noninterest income of $88,000 (44.2%). The decrease in other noninterest income was primarily due to income generated from the Company’s appraisal business which was sold in the fourth quarter of 2003.

Noninterest expense was $4.3 million, or $802,000 (22.9%) higher than in 2003. In 2004, compensation and benefits increased $433,000 (24.1%), furniture and equipment increased $95,000 (40.4%) and other expenses increased $283,000 (28.9%). These expenses increased primarily due to the addition of personnel and branches that resulted from the merger with Aviston in the fourth quarter of 2003, the Parish Bank acquisition in March 2004 and the opening of two new branches in 2004.

Income tax expense was $502,000 or $72,000 lower than in 2003. The effective income tax rate for 2004 was 28.9% compared to 41.1% for 2003. The decrease in the effective rate was due to several initiatives implemented during 2004 to minimize the Company’s income tax expenses, including the purchase of tax exempt investment securities.

UFinancial Condition at September 30, 2004

The Company’s total assets at September 30, 2004 were $603.9 million, a decrease of $5.3 million (0.9%) from $609.2 million at December 31, 2003. Net loans increased $2.2 million (0.5%) and investment securities increased $20.2 million (22.8%). The increase in net loans was partially offset by the sale of $15.6 million of long-term fixed rate mortgage loans that had previously been held in the Company’s loan portfolio. Management decided to improve its interest rate risk position through the reduction of 25-30 year fixed rate mortgages held in the Company’s portfolio. The Company has retained servicing on all of the loans sold and recognized a minimal gain on the transactions. These increases were partially offset by a decrease in cash and cash equivalents of $30.4 million. Trust preferred securities increased $10.0 million to $20.0 million in 2004. The increase was due to a trust preferred offering completed by the Company in April 2004. A portion of the proceeds from the issuance of these securities have been used for stock repurchases. The remaining proceeds have been placed in investment securities until additional shares are repurchased or cash is required for a merger or acquisition.

Stockholders’ equity totaled $43.0 million, reflecting a decrease of $2.6 million (5.8%) compared to December 31, 2003. The decrease was due mainly to common stock repurchases, dividend payments and a decrease in unrealized gains on available-for-sale securities. There were 2,423,316 shares of common stock outstanding at September 30, 2004, compared to 2,606,022 shares at December 31, 2003. Equity per share of common stock increased by $0.22 to $17.73 at September 30, 2004 from $17.51 at December 31, 2003. The capital ratios of the Company, as well as of Centrue Bank, the Company’s wholly-owned subsidiary, continued to be in excess of regulatory requirements.

Nonperforming loans increased $4.4 million from the end of 2003 to $9.9 million at September 30, 2004. The increase in nonperforming loans was mainly attributable to two large commercial borrowers. One of these borrowers had loans totaling $2.9 million which matured at year end 2003. The borrower is cooperating with the Company to achieve a sale of the real estate collateral and the Company does not anticipate a material loss. The second borrower, which has a $2.0 million commercial loan, filed bankruptcy and ceased making loan payments during the second quarter of 2004. The Company has specifically allocated loan loss reserves which management believes is sufficient to cover anticipated loss exposure on this loan. Primarily as a result of these two loans, many of the Company’s credit quality ratios declined compared to December 2003. Also during the third quarter, the Company charged off $1.2 million relating to a loan to one commercial borrower. The loan had been previously classified and reserved preceding the charge-off recorded in the third quarter of 2004. As a result of the charge-off the allowance for loan losses to total loans decreased to 1.54% at September 30, 2004, from 1.72% at December 31, 2003.

Centrue Financial Corporation and Centrue Bank are headquartered in Kankakee, Illinois, which is 60 miles south of downtown Chicago. The Bank operates eighteen branches in eight counties ranging from northeast Illinois to the metropolitan St. Louis area. Centrue Bank has total assets of more than $603 million and 171 employees on a full time equivalent basis.

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Financial Highlights
Condensed Consolidated Statements of Income
Attached

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Total interest income	$7,358	$6,339	$21,997	$20,313
Total interest expense	2,602	2,696	7,998	9,017

Net interest income	4,756	3,643	13,999	11,296
Provision for loan losses	300	272	900	4,022

Net interest income after provision for loan losses	4,456	3,371	13,099	7,274
Noninterest income:
Fee income	1,245	1,068	3,126	2,092
Net gain (loss) on sale of securities	(5)	8	85	8
Net gain on sale of branch	—	—	—	478
Net gain on sale of real estate held for sale	—	5	39	37
Net gain on sale of loans	238	254	661	1,117
Other	111	199	431	660

Total noninterest income	1,589	1,534	4,342	4,392

Noninterest expense:
Compensation and benefits	2,227	1,794	6,624	5,597
Occupancy, net	367	372	1,087	1,023
Furniture and equipment	330	235	1,019	619
Legal and professional fees	124	128	526	548
Other	1,262	979	3,510	2,992

Total noninterest expense	4,310	3,508	12,766	10,779

Income before income taxes	1,735	1,397	4,675	887
Income tax expense	502	574	1,414	196

Net income	$1,233	$823	$3,261	$691

Other comprehensive income (loss):
Change in unrealized gains on available for sale securities, net of related income taxes	849	(358)	(706)	(623)
Less: reclassification adjustment for gains included in net income net of related income taxes	(2)	(3)	32	(3)
Other comprehensive income (loss)	851	(355)	(738)	(620)

Comprehensive income	$2,084	$468	$2,523	$71

Basic earnings per share	$0.50	$0.44	$1.29	$0.35
Diluted earnings per share	$0.50	$0.44	$1.29	$0.35
Dividends per share	$—	$.075	$.075	$0.225
Selected operating ratios (annualized):
Net interest margin (ratio of net interest income to average interest-earning assets)	3.47%	3.08%	3.40%	3.14%
Return on assets (ratio of net income to average total assets)	0.81%	0.64%	0.71%	0.18%
Return on equity (ratio of net income to average equity)	11.86%	10.54%	9.87%	2.72%

CENTRUE FINANCIAL CORPORATION AND SUBSIDIARY
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	September 30	December 31
	2004	2003
	(dollars in thousands)
Selected Financial Condition Data:
Total assets	$603,892	$609,208
Net loans, including loans held for sale	428,084	425,840
Allowance for loan losses	6,687	7,471
Investment securities — available-for-sale	108,798	87,712
Investment securities – held to maturity	—	892
Deposits	496,022	496,054
Borrowings	41,551	54,396
Trust preferred securities	20,000	10,000
Accumulated other comprehensive income (loss)	350	1,088
Stockholders’ equity	42,969	45,643
Shares outstanding	2,423,316	2,606,022
Stockholders’ equity per share	$17.73	$17.51
Selected asset quality ratios:
Allowance for loan losses to total loans	1.54%	1.72%
Non-performing assets to total assets	1.74%	1.00%
Allowance for loan losses to non-performing loans	67.96%	136.34%
Classified assets to total assets	3.34%	4.12%
Allowance for loan losses to classified assets	33.13%	29.76%
Non-performing asset analysis:
Non-accrual loans	$9,529	$3,248
Loans past due 90 days and accruing	328	2,232
Real estate owned and repossessed assets	596	319
Troubled debt restructurings	44	281

Total	$10,497	$6,080

Net (recoveries) charge-offs for quarter	$1,238	$(528)